Exhibit 4.1
Registration Rights Agreement

This agreement (the “Agreement”) is being entered into by and between FormFactor, Inc., a Delaware corporation (the “Company”), and Teradyne, Inc., a Massachusetts corporation (the “Purchaser”, and together with the Company, the “Parties”), to confirm certain arrangements between the Parties as set forth below in respect of the registration rights of the Purchaser with respect to the Purchased Shares as of October 6, 2026.

1. Certain Defined Terms

As used in this Agreement, the following terms have the following meanings:

“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person.

“Board of Directors” means the Company’s board of directors.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Closing” means the closing of the issuance, sale and purchase of the Purchased Shares.

“Closing Date” means the date on which the Closing occurs.

“Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or a government or other agency or political subdivision thereof.

“Purchase Price” means Three Hundred Million Dollars ($300,000,000).

“Purchased Shares” means 2,234,887 shares of Common Stock to be issued and sold by the Company to the Purchaser pursuant to the Securities Purchase Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of the date hereof, by and between the Company and the Purchaser.

2. Registration Rights.

(a)The Company shall, at its own cost and expense, prepare a registration statement on Form S-3 (or any successor form) covering the resale of all of the Purchased Shares (the “Registration Statement”) and file the Registration Statement with the SEC on the Closing Date. The Company shall cause the Registration Statement to become automatically effective upon filing if eligible to do so. If not so eligible, the Company shall use its commercially reasonable efforts to cause the Registration Statement to become effective (a) if the Registration Statement is subject to review by the SEC, as promptly as practicable and in any event within ninety (90) days after the filing thereof, or (b) if the Registration Statement is not subject to review by the SEC, within ten (10) Business Days after the filing thereof.

(b)Maintenance of Registration Statement. The Company shall use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of (a) the date on which all Purchased Shares covered by the Registration Statement have been sold thereunder or pursuant to Rule 144 under the Securities Act, or (b) the date on which all Purchased Shares covered by the Registration Statement may be sold without restriction pursuant to Rule 144 (including without regard to the volume limitations and manner of sale requirements of Rule 144).

(c)Blackout Periods. Notwithstanding anything to the contrary herein, the Company shall be entitled to postpone or suspend the filing or effectiveness of the Registration Statement, or suspend the use of any prospectus forming a part of the Registration Statement, for a reasonable period of time (not to exceed sixty (60) days in any single instance or ninety (90) days in the aggregate in any twelve (12)-month period) if the Board of Directors determines in good faith that such filing, effectiveness or use would (a) require the disclosure of material non-public information that, in the good faith judgment of the Board of Directors, would be materially detrimental to the Company if disclosed at such time, or (b) materially interfere with any bona fide material financing, acquisition, disposition or other similar transaction involving the Company. The Company shall provide the Purchaser with prompt written notice of any such postponement or suspension (without disclosing the nature of the underlying event) and shall use commercially reasonable efforts to terminate any such postponement or suspension as promptly as practicable.

(d)Registration Expenses. The Company shall only bear those fees, costs and expenses incurred in connection with (a) the preparation, filing and, to the extent required hereby, maintenance of the Registration Statement, (b) the Company’s expenses in respect of an Underwritten Offering and (c) any registration in which the Purchaser participates pursuant to Section 2(e), in each case including all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, and fees and disbursements of the Company’s independent public accountants. All other fees, costs and expenses of any kind arising out of or relating to the rights set forth herein incurred by the Purchaser shall be borne solely by the Purchaser, including (i) underwriting discounts, selling commissions, stock transfer taxes and fees for the Purchaser and (ii) all fees and disbursements of counsel, accountants and other advisors to the Purchaser, in each case applicable to the Purchased Shares sold by the Purchaser.

(e)Piggyback Registration Rights. If the Company proposes to register any of its equity securities under the Securities Act for its own account or for the account of any other holder of its equity securities (other than (i) a registration on Form S-4 or S-8 or any successor forms thereto, (ii) a registration of securities solely relating to an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement, (iii) a registration relating solely to debt securities or securities convertible into or exchangeable for debt securities, (iv) the filing of an automatic or universal shelf registration statement not filed in connection with a specific offering of Common Stock, (v) a registration relating solely to a dividend reinvestment plan or similar plan, (vi) a registration of securities issued or issuable in connection with any acquisition, merger, joint venture or similar business combination, (vii) a registration effected solely to register the resale of securities held by other stockholders of the Company, (viii) any “at-the-market” offering program, block trade, bought deal, registered direct offering or other transaction not involving a customary marketed underwritten offering with a roadshow, or (ix) any registration in which the inclusion of the Purchased Shares is prohibited by the terms of an agreement between the Company and the holder(s) at whose request such registration is effected), the Company shall give the Purchaser written notice of such proposed registration at least five (5) Business Days prior to the filing of the registration statement relating thereto. Upon the written request of the Purchaser delivered within three (3) Business Days after receipt of such notice, the Company shall include in such registration all Purchased Shares that the Purchaser requests to be included, subject to customary cutback provisions in the event of an underwritten offering (provided that in any such cutback, any shares being registered for the account of the Company shall have priority over the Purchased Shares, and the Purchased Shares shall be included only to the extent of any remaining capacity, allocated pro rata with any other securities requested to be included by holders exercising piggyback registration rights). If the Purchaser fails to deliver such written request within such three (3) Business Day period, the Purchaser shall be deemed to have irrevocably waived its right to participate in such registration, and the Company shall have no further obligation to the Purchaser in respect thereof. The Company shall not be obligated to include Purchased Shares in more than one registration pursuant to this Section 2(e) in any twelve (12) month period, or in more than two registrations in the aggregate.

(f)Underwritten Offerings. If the Purchaser holds Purchased Shares with an aggregate market value of at least $50,000,000, the Purchaser shall have the right to require the Company to facilitate no more than three (3) total underwritten offerings with respect to the Purchased Shares (“Underwritten Offerings”), subject to customary terms and conditions, provided that the Purchaser may not require the Company to facilitate more than one (1) Underwritten Offering during any six (6)-month period. The Company shall bear all registration expenses in connection with any such offering (other than (i) underwriting discounts, selling commissions, stock transfer taxes and fees for the Purchaser and (ii) all fees and disbursements of counsel, accountants and other advisors to the Purchaser, in each case applicable to the Purchased Shares sold by the Purchaser). Notwithstanding anything to the contrary herein, the Company shall be entitled to postpone or suspend the filing or effectiveness of a registration statement for an Underwritten Offering, or suspend the use of any prospectus forming a part of such registration statement, for a reasonable period of time (not to exceed sixty (60) days in any single instance or ninety (90) days in the aggregate in any twelve (12)-month period) if the Board of Directors determines in good faith that such filing, effectiveness or use would (a) require the disclosure of material non-public information that, in the good faith judgment of the Board of Directors, would be materially detrimental to the Company if disclosed at such time, or (b) materially interfere with any bona fide material financing, acquisition, disposition or other similar transaction involving the Company. The Company shall provide the Purchaser with prompt written notice of any such postponement or suspension (without disclosing the nature of the underlying event) and shall use commercially reasonable efforts to terminate any such postponement or suspension as promptly as practicable.

3. Termination.

If the Securities Purchase Agreement is validly terminated prior to the Closing, this Agreement shall automatically terminate and be of no further force or effect. Otherwise, the rights of the Parties under this Agreement, other than in respect of Underwritten Offerings, shall terminate automatically and without further action upon the earliest to occur of: (a) the second anniversary of the Closing Date; (b) the date on which all Purchased Shares held by the Purchaser and its Affiliates may be sold without restriction pursuant to Rule 144 under the Securities Act (including without regard to the volume limitations and manner of sale requirements of Rule 144); (c) the date on which the Purchaser and its Affiliates collectively hold Purchased Shares representing less than one percent (1%) of the outstanding Common Stock of the Company; and (d) a Change of Control of the Company.

For purposes of this Agreement, a “Change of Control” of the Company means (1) any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) acquires beneficial ownership of more than fifty percent (50%) of the outstanding voting securities of the Company, (2) the consummation of a merger or consolidation of the Company with or into another Person (other than a merger or consolidation in which the holders of the Company’s voting securities immediately prior thereto continue to hold more than fifty percent (50%) of the voting securities of the surviving entity), or (3) the sale of all or substantially all of the assets of the Company.

4. Assignment; Third Party Rights.

Neither Party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, and any attempted assignment, delegation, or transfer in violation of this sentence shall be null and void. This Agreement is not intended to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns (if any).

5. Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a Party and delivered to the other Party. Facsimile, PDF copies or other electronic transmission of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the Parties consent to conduct the transactions contemplated hereunder by electronic means. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

6. Governing Law.

(a)This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts entered into and to be performed in such state.
(b)Any dispute relating hereto shall be heard in the state or federal courts located in the Borough of Manhattan, City of New York (each a “Chosen Court” and collectively, the “Chosen Courts”), and the Parties agree to the exclusive jurisdiction and venue of the Chosen Courts. The Parties further agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and that any proceeding arising out of this Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the State of

New York and each Party hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such Party may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such Chosen Court or that any such proceeding brought in any such Chosen Court has been brought in an inconvenient forum.
(c)The Parties further covenant not to bring a proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court.

7. Amendments and Waivers.

This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each Party. Either Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision hereof on the part of such other Party to be performed or complied with. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by either Party of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

8. Interpretation; Absence of Presumption.

(a)For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or,” “any” or “either” shall not be exclusive. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and unless otherwise required by law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).
(b)With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have been mutually negotiated, prepared and drafted, and if at any time the Parties desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

9. Notices

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by email transmission, with a copy sent on the same day in the manner provided in the foregoing clause (a) or (b), when transmitted and receipt is confirmed; and (d) if otherwise actually personally delivered, when delivered provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to the Company, to:
FormFactor, Inc.
7005 Southfront Road
Livermore, CA 94551
Attention: Alan Chan, SVP, Chief Legal Officer
Email: alan.chan@formfactor.com
with a copy (which shall not constitute notice) to:
Freshfields US LLP
855 Main Street
Redwood City, CA 94063
ATTN: Calise Cheng
E-mail: calise.cheng@freshfields.com

If to the Purchaser, to:
Teradyne, Inc.
600 Riverpark Drive
North Reading, Massachusetts 01864|
Attention: Ryan Driscoll, Vice President, General Counsel and Corporate Secretary
E-mail: ryan.driscoll@teradyne.com
with a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP
650 California St, Suite 2400
San Francisco, CA 94108

ATTN: J.T. Ho, Esq
E-mail: jtho@cgsh.com
9. Severability.

Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof; provided, however, that the Parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

The parties have caused this Registration Rights Agreement to be executed as of the date first written above.

Teradyne, Inc.
By:	/s/ Gregory Smith
Name: Gregory Smith
Title: Chief Executive Officer

FormFactor, Inc.

By:	/s/ Michael Slessor
	Name:	Michael Slessor
	Title:	Chief Executive Officer